CALCULATION OF FILING FEE TABLES
FORM S-8
(Form Type)
LivePerson, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Title of Securities to be Registered	Fee Calculation Rule (3)	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share	Other	2,790,961 (2)	$17.32	$48,339,444.52	$0.0000927	$4,481.07
	Total Offering Amounts				$48,339,444.52		$4,481.07
	Total Fee Offsets						—
	Net Fee Due						$4,481.07

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the registration statement on Form S-8 (the “Registration Statement”) shall also cover any additional shares of common stock, par value $0.001 per share (“Common Stock”), of LivePerson, Inc. (the “Registrant”) that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, reclassification, recapitalization, spin-off or any other similar transaction that results in an increase in the number of the outstanding shares of the Registrant’s Common Stock.

(2)	Represents 2,790,961 additional shares of the Registrant’s Common Stock authorized for issuance under the LivePerson, Inc. 2018 Inducement Plan, as amended.
(3)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price with respect to the shares are calculated based on $17.32 per share, the average of the high and low prices of the Common Stock, as reported on the Nasdaq Stock Market LLC on May 9, 2022, a date within five business days prior to the date of filing of this Registration Statement.